As filed with the Securities and Exchange Commission on August 5, 2005
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

HARRINGTON WEST FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	48-1175170
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

610 Alamo Pintado Road Solvang, California (Address of Principal Executive Offices)	93463 (Zip Code)
2005 EQUITY BASED COMPENSATION PLAN
(Full title of plan)
Craig J. Cerny
Chairman of the Board and Chief Executive Officer
Harrington West Financial Group, Inc.
610 Alamo Pintado Road
Solvang, CA 93463
(Name and address of agent for service)
(805) 688-6644
(Telephone number, including area code, of agent for service)
Copies of communications to:
John F. Stuart, Esq.
Reitner, Stuart & Moore
1319 Marsh Street
San Luis Obispo, CA 93401
(805) 545-8590
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		maximum	maximum
securities	Amount	offering	aggregate	Amount of
to be	to be	price	offering	registration
registered	registered (1)	per share (2)	price (2)	fee
Common Stock, par value $0.01 per share	536,385	$17.19	$9,220,458	$1,085.25

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the plan to which this registration relates by reason of any anti-dilution provisions, stock dividend, stock split, recapitalization or any other similar transaction or action taken effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act. The computation with respect to unissued awards is based upon the average high and low sale prices of the registrant’s common stock as reported on the Nasdaq National Market on August 4, 2005.

Part I            Information Required in the Section 10(a) Prospectus
Item 1. Plan Information.
     Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and pursuant to the Note to Part I of From S-8.
Item 2. Registrant Information and Employee Plan Annual Information.
     Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and pursuant to the Note to Part I of From S-8.
Part II Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
          The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference.
(a)	The registrant’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2004;

(b)	The registrant’s Current Reports on Form 8-K filed on January 24, February 3, February 4, March 8, April 25, May 3, May 27, and July 21, 2005;

(c)	The registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

(d)	The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form S-1 filed with the Commission under section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) on August 30, 2002, including any amendment or report filed for the purpose of updating such description.
     Additionally, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and be part thereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     Pursuant to the registrant’s Bylaws, the registrant has agreed to indemnify its directors, officers, employees and agents, to the fullest extent permitted by the General Corporation Law of the State of Delaware, from and against any and all expenses and liabilities permitted by Delaware law. The indemnification provided for in the Bylaws is not exclusive of any other rights to which those indemnified may be entitled under the registrant’s Certification of Incorporation, or by agreement, vote of stockholders or disinterested directors or otherwise, and applies to such party both as to action in his or her official capacity and as to action in another capacity while holding such office. Moreover, the indemnification provided continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.
     The Bylaws also provide that the board of directors may authorize that registrant pay, in advance, for expenses incurred in defending any civil or criminal action of proceeding for which registrant must or could pay for indemnification, provided that any party seeking such indemnification provides to registrant an undertaking that such person will repay any such amount to registrant in the event that it is ultimately determined that such party is not entitled to indemnification.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
No.	Description
4.1*	2005 Equity Based Compensation Plan
5.1	Opinion of Reitner, Stuart & Moore regarding legality of the securities covered by the Registration Statement
23.1	Consent of Reitner, Stuart & Moore (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche, LLP
* Incorporated herein by reference from the registrant’s proxy statement filed with the Commission on Schedule 14A on April 13, 2005 for its 2005 annual meeting.
Item 9. Undertakings.
     A. The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
               B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant=s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable), each filing of an employee benefit plan=s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements of filing on Form S-8 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Solvang, State of California on July 26, 2005.

HARRINGTON WEST FINANCIAL GROUP, INC.
By:	/s/ Craig J. Cerny
Craig J. Cerny
Chairman of the Board and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 26, 2005.

Signature	Capacity
/s/ Craig J. Cerny Craig J. Cerny	Chairman of the Board and Chief Executive Officer
/s/ William W. Phillips, Jr William W. Phillips, Jr.	Director, President, Chief Operating Officer and Chief Financial Officer
/s/ Stanley J. Kon Stanley J. Kon	Director
/s/ John J. McConnell John J. McConnell	Director
/s/ Paul O. Halme Paul O. Halme	Director
/s/ William D. Ross William D. Ross	Director